Exhibit 3.2

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PROTO LABS, INC.

ARTICLE I

The name of this Corporation is Proto Labs, Inc.

ARTICLE II

The registered office of this Corporation is located at 5540 Pioneer Creek Drive, Maple Plain, MN, 55359.

ARTICLE III

The aggregate number of shares that this Corporation has authority to issue is 160,000,000. The shares are classified in two classes, consisting of 10,000,000 shares of preferred stock, par value $0.001 per share, and 150,000,000 shares of common stock, par value $0.001 per share. The Board of Directors is authorized to establish one or more series of preferred stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.

No shareholder of this Corporation shall have any cumulative voting rights.

No shareholder of this Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase, or acquire any shares of the Corporation of any class, or any obligations or other securities convertible into or exchangeable for any such shares, or any rights to purchase any such shares, securities, or obligations.

ARTICLE IV

Neither Section 302A.671 of the Minnesota Statutes nor any successor statute thereto shall apply to, or govern in any manner, this Corporation or any control share acquisition of shares of capital stock of this Corporation or limit in any respect the voting or other rights of any existing or future shareholder of this Corporation or entitle this Corporation or its shareholders to any redemption or other rights with respect to outstanding capital stock of this Corporation that this Corporation or its shareholders would not have in the absence of Section 302A.671 of the Minnesota Statutes or any successor statute thereto.

ARTICLE V

The Board of Directors shall take action by the affirmative vote of a majority of the directors currently holding office, except where the affirmative vote of a larger proportion or number is required by Chapter 302A of the Minnesota Statutes.

ARTICLE VI

Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

ARTICLE VII

Unless otherwise provided by the Board of Directors, no shareholder of this Corporation shall be entitled to exercise statutory dissenters’ rights under Section 302A.471 of the Minnesota Statutes (or similar provisions of future law) in connection with any amendment to these Third Amended and Restated Articles of Incorporation.

ARTICLE VIII

Approval of the shareholders of this Corporation shall not be required under Section 302A.405 of the Minnesota Statutes (or similar provisions of future law) in connection with the issuance of shares of a class or series, shares of which are then outstanding, to holders of shares of another class or series.

ARTICLE IX

No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 302A.559 or 80A.76 of the Minnesota Statutes (or similar provisions of future law), (4) for any transaction from which the director derived an improper personal benefit, or (5) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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